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                                                                    Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in the previously filed Registration Statements of Aethlon Medical, Inc. on Form S-8 (File No. 333-145290 and 333-127911 and 333-114017 and 333-49896) of our report, dated
July 14, 2008 on the consolidated financial statements of Aethlon Medical, Inc. and Subsidiaries as of March 31, 2008 and for each of the two years in the period ended March 31, 2008 and the period January 31, 2004 (inception) through March 31, 2008 appearing in this Annual Report on Form 10-KSB of Aethlon Medical, Inc. for the year ended March 31, 2008.



                          /s/ Squar, Milner, Peterson, Miranda & Williamson, LLP
                          ------------------------------------------------------
                          Squar, Milner, Peterson, Miranda & Williamson, LLP


Newport Beach, California
July 14, 2008